May 2022 MSELN509-BSKT Registration Statement No. 333-259205 Preliminary Pricing Supplement Dated May 17, 2022 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027
Principal at Risk Securities
The Trigger Jump Securities, which we refer to as the securities, offer the opportunity for investors to earn a return based on the performance of the basket. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities of at least 55.35% over the principal amount if the final basket value on the valuation date is greater than or equal to the initial basket value. If the final basket value on the valuation date is less than the initial basket value, but is greater than or equal to the trigger level, you will receive the principal amount. However, if the final basket value is less than the trigger level, you will receive a cash payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final basket value from the initial basket value. This amount will be at least 30% less than the stated principal amount of the securities, and could be zero. The securities are for investors who seek a return linked to the basket components and who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the basket and the potential repayment of the principal amount if the final basket value does not fall below the trigger level as of the valuation date. The securities are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series I program. Any payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket:	The basket is composed of four equity indices (each, a “basket component” or an "index") weighted as set forth in the table below.
Basket components	Bloomberg symbols	Component weightings	Initial component levels*
EURO STOXX 50® Index ("SX5E")	SX5E	44.00%
FTSE® 100 Index ("UKX")	UKX	24.00%
Nikkei 225 Index ("NKY")	NKY	24.00%
MSCI Emerging Markets Index ("MXEF")	MXEF	8.00%
* The initial component level for each basket component will be determined on the pricing date, and will be the official closing level of the relevant basket component on the pricing date.
Aggregate principal amount:		$
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		May 20, 2022
Issue date:		May 25, 2022 (three business days after the pricing date)
Valuation date:		May 20, 2027, subject to adjustment for non-trading days and certain market disruption events
Maturity date:		May 25, 2027
Payment at maturity (per security):
Your payment at maturity will depend on the final basket value. At maturity, for each $10 in principal amount of the securities, you will receive:
•       If the final basket value is greater than or equal to the initial basket value: $10 + the upside payment
•       If the final basket value is less than the initial basket value but is greater than or equal to the trigger level, the principal amount
•       If the final basket value is less than the trigger level: $10 + ($10 x basket return)
This amount will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than 70% of the initial basket value.

Upside payment:		The greater of (i) $5.535 per security (55.35% of the stated principal amount), and (ii) an amount equal to $10 per security multiplied by the basket return
Basket return:		(final basket value — initial basket value) / initial basket value
Initial basket value:		Set equal to 100 on the pricing date
Trigger level:		70, which is 70% of the initial basket value
Final basket value:		100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:		With respect to each basket component, (final component level – initial component level) / initial component level
Final component level:		The official closing level of the relevant basket component on the valuation date
Official closing level:		The closing level of the relevant basket component
CUSIP / ISIN:		78016C887 / US78016C8872
Listing:		The securities will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”).
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.30(1)
		$0.05(2)	$9.65
Total	$	$	$

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.35 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.30 for each security that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each security.
The pricing date, the issue date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities. The initial estimated value of the securities as of the pricing date is expected to be between $8.90 and $9.39 per $10 in stated principal amount, and will be less than the price to the public. The final pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this document, and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement, and beginning on page 1 of the prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below before you decide to invest. Please also see “Additional Terms of the Securities” in this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 Principal at Risk Securities
Investment Summary
Trigger Jump Securities
Principal at Risk Securities
The Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 (the “securities”) can be used:
■
As an alternative to direct exposure to the basket that provides a positive return of at least 55.35% if the value of the basket is unchanged or has appreciated from the pricing date to the valuation date.

■	To receive the principal amount if the value of the basket decreases by no more than 30% from the pricing date to the valuation date.
■	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
The securities are exposed on a 1:1 basis to the negative performance of the basket if the final basket value is less than the trigger level.
Maturity:	Approximately five years
Interest:	None
Trigger level:	70% of the initial basket value
Upside payment:	The greater of (i) $5.535 per security (55.35% of the stated principal amount), and (ii) an amount equal to $10 per security multiplied by the basket return
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Key Investment Rationale
At maturity, if the final basket value does not change or has increased from the initial basket value, investors will receive a positive return of at least 55.35% on the securities. If the final basket value decreases by no more than 30%, investors will receive the principal amount. However, if the final basket value has decreased from the initial basket value by more than 30%, investors will lose 1% for each 1% decline from the initial basket value to the final basket value. In this case, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities.
Upside Scenarios	• The final basket value is equal to the initial basket value. In this scenario, we will pay $15.535 per security (155.35% of the stated principal amount).
• The final basket value is equal to 125.00% of the initial basket value. In this scenario, we will pay $15.535 per security (155.35% of the stated principal amount).
• The final basket value is equal to 175.00% of the initial basket value. In this scenario, we will pay $17.50 per security (175.00% of the stated principal amount).
Par Scenario
The final basket value is less than the initial basket value but is greater than or equal to the trigger level, which is 70% of the initial basket value. The final basket value declines from the initial basket value by 30% or less, and the securities will pay the stated principal amount at maturity.

Downside Scenarios
The final basket value is equal to 69.00% of the initial basket value. In this scenario, we will pay $6.90 per security (69.00% of the stated principal amount). In this scenario, investors will lose a substantial amount of their initial investment in the securities.

The final basket value is equal to 0% of the initial basket value. In this scenario, we will pay $0 per security (0% of the stated principal amount). In this scenario, investors will lose their entire initial investment in the securities.

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Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website atwww.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

•	Prospectus Supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

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Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 Principal at Risk Securities
How the Trigger Jump Securities Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing values of the basket. The graph is based on the following terms:
Stated principal amount:	$10 per security
Upside payment:	The greater of (i) $5.535 per security (55.35% of the stated principal amount), and (ii) an amount equal to $10 per security multiplied by the basket return
Trigger level:	70% of the initial basket value
Minimum payment at maturity:	None

Trigger Jump Securities Payoff Diagram

$15.535
($10.00 plus
Upside Payment)
$10.00
Stated Principal Amount
Jump Zone
Barrier Zone
Payment at Maturity on the Trigger Jump Securities
$0
$1
$2
$3
$4
$5
$6
$7
$8
$9
$10
$11
$12
$13
$14
$15
$16
$17
$18
$19
$20
-100%
-75%
-50%
-30%
-25%
0%
25%
50%
55.35%
75%
100%
Percentage Change in Final Index Level

■ The Securities	■ The Basket
How It Works
■	Upside Scenarios:
■	The final basket value is equal to the initial basket value. In this scenario, we will pay $15.535 per security (155.35% of the stated principal amount).
■	The final basket value is equal to 125.00% of the initial basket value. In this scenario, we will pay $15.535 per security (155.35% of the stated principal amount).
■	The final basket value is equal to 175.00% of the initial basket value. In this scenario, we will pay $17.50 per security (175.00% of the stated principal amount).
■	Par Scenario: If the final basket value is less than the initial basket value but is greater than or equal to the trigger level, the securities will pay the stated principal amount at maturity.
■	Downside Scenarios:
■
The final basket value is equal to 69.00% of the initial basket value. In this scenario, we will pay $6.90 per security (69.00% of the stated principal amount). In this scenario, investors will lose a substantial amount of their initial investment in the securities.

■
The final basket value is equal to 0% of the initial basket value. In this scenario, we will pay $0 per security (0% of the stated principal amount). In this scenario, investors will lose their entire initial investment in the securities.

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Risk Factors
An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are appropriate for you in light of your particular circumstances.
Risks Related to the Terms and Structure of the Securities
■
The securities do not pay interest or guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final basket value is less than the trigger level, you will receive a cash payment for each security that you hold that is less than the stated principal amount of each security by an amount proportionate to the decrease in the value of the basket over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

■
The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the official closing levels of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date to a value that is less than the trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease. Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

■
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

■
Significant aspects of the tax treatment of the securities are uncertain. The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Related to the Secondary Market for the Securities
■
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimated of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at

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Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 Principal at Risk Securities
any time, RBCCM were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
■
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:

■	the levels, volatility and dividend yield, as applicable, of the basket components and the securities represented by the basket components;
■	dividend yields on the securities represented by the basket components;
■	market interest rates;
■	exchange rates between the U.S. dollar and the currencies in which the non-U.S. securities represented by the basket components are traded;
■	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
■	time remaining to maturity; and
■	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket.
The levels of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.
Risks Related to the Initial Estimated Value of the Securities
■
The initial estimated value of the securities will be less than the price to the public. The initial estimated value that will be set forth in the final pricing supplement for the securities will not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

■
Our initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.
■
Adjustments to the basket components could adversely affect the value of the securities. The sponsors of the relevant Indices (the "index sponsors") may add, delete or substitute the stocks represented by the basket components, or make other methodological changes. Further, the index sponsors may discontinue or suspend calculation or publication of the applicable indices at any time. Any of these actions could affect the value of and the return on the securities.

■
We have no affiliation with the index sponsors and will not be responsible for any actions taken by them. We have no affiliation with the index sponsors, and they will not be involved in the offering of the securities. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, and therefore, the levels of the basket

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Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 Principal at Risk Securities
components. The index sponsors have no obligation of any sort with respect to the securities. Thus, they have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.
Risks Relating to the Basket Components
■
Investing in the securities is not equivalent to investing in the securities represented by the basket components. Investing in the securities is not equivalent to investing in the securities represented by any basket component. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities represented by any basket component.

■
Historical levels of the basket components should not be taken as an indication of their respective future levels during the term of the securities. The trading prices of the equity securities comprising the basket components will determine the level of the relevant basket component at any given time. As a result, it is impossible to predict whether the level of any basket component will rise or fall. Trading prices of the equity securities comprising the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

■
Changes in the levels of the basket components may offset each other. Movements in the levels of the basket components may not correlate with each other. At a time when the level of one or more of the basket components increases, the levels of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the level of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the levels of the other basket components. Furthermore, the basket components are not equally weighted. As a result, for example, a percentage change in the final component level of the SX5E will have a greater impact on the final basket value than will a similar percentage change in the final component levels of the other basket components.

■
There are risks associated with investments in securities linked to the value of foreign equity securities. The basket components include equity securities issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability, and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
■
The securities are subject to exchange rate risk. Because securities represented by the basket components are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the securities at maturity. An investor's net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security. In addition, in the case of the MXEF, the prices of the relevant securities are subject to a currency conversion feature to determine the level of that index; accordingly, changes in the applicable exchange rates may reduce the level of that index.

■
Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or securities included in a basket component, or engaging in transactions in them, and any such action could adversely affect the level of a basket component. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities declined.

■
An investment in the securities is subject to risks associated with emerging markets. Investments in securities linked directly or indirectly to emerging market equity securities, such as the securities included in the MXEF, involve many risks, including, but

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Trigger Jump Securities Based on the Performance of a Basket of Four Equity Indices due May 25, 2027 Principal at Risk Securities
not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies' value. These factors could include changes in the emerging market government's economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Risks Related to Conflicts of Interest
■
We or our affiliates may have adverse economic interests to the holders of the securities. RBCCM and other affiliates of ours may engage in trading activities related to the basket components and/or the securities represented by the basket components on a regular basis for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the basket components. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the performance of the basket and, accordingly, could affect the value of the securities and the amounts, if any, payable on the securities.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on that hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the valuation date, which could have an impact on the return of your securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
■
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket, the basket components, or the securities which they represent or hold), including trading in those securities as well as in other related instruments. Some of our subsidiaries also may trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial component levels and, therefore, could increase the levels at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

■
We and our affiliates may presently or from time to time engage in business with or involving one or more of the issuers of the securities represented by the basket components without regard to your interests. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the basket components.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the securities represented by the basket components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities by us or one or more of our affiliates may affect the levels of the basket components and, therefore, the market value of the securities.
■
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM will determine the initial basket value, the final basket value, whether a market disruption event has occurred, and the payment at maturity, if any. Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity.

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Additional Terms of the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Postponement of the valuation date:
If, for any index (an “affected index”), the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date for that affected index will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day as to an affected index, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing level of the affected index would have been in the absence of the market disruption event. If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
With respect to any index and any relevant successor index, a “market disruption event” means:
■        a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
■        a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
■        a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
■        a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
■        a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.
For purposes of determining whether a market disruption event with respect to the index (or the relevant successor index) exists at any time, if trading in a security included in the index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the index (or the relevant successor index) attributable to that security relative to (b) the overall level of the index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the index (or the relevant successor index) has occurred:
■        a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the index (or the relevant successor index);
■        limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

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■        a suspension of trading in futures or options contracts on the index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
■    a price change exceeding limits set by such exchange or market,
■    an imbalance of orders relating to such contracts, or
■    a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the index (or the relevant successor index); and
■        a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to the index or any successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the index or such successor index, as applicable.

Discontinuation of/adjustments to an index:
If an index sponsor discontinues publication of the relevant index and an index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the securities.
If an index sponsor discontinues publication of the relevant index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the index for that date. The closing level of the index will be computed by the calculation agent in accordance with the formula for and method of calculating the index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the index or successor index, as applicable.
If at any time the method of calculating an index or a successor index, or the level thereof, is changed in a material respect, or if an index or a successor index is in any other way modified so that the index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the index with reference to the index or such successor index, as adjusted. Accordingly, if the method of calculating the index or a successor index is modified so that the level of the index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), then the calculation agent will adjust its calculation of the index or such successor index in order to arrive at a level of the index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, discontinuation the publication of or modification of any Index or successor index, as applicable, may adversely affect the value of the securities.

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Business day:
A "business day" means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A "trading day" means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the index or the successor index and (ii) the exchanges on which futures or options contracts related to the index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the payment at maturity, calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 securities
Additional amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                  with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)               who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.     the due date for payment thereof, or
b.     if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements

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necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such Canadian taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

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Information About the Basket Components
All disclosures contained in this document regarding the basket components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor. Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component. The consequences of an index sponsor discontinuing publication or making other changes to a basket component are discussed above in the section entitled “Discontinuation of/adjustments to an index”. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor index.
The selection of the basket components is not a recommendation to invest in any basket component. Neither we nor any of our affiliates make any representation to you as to the future performance of any basket component.
EURO STOXX 50® Index ("SX5E")
The SX5E was created by STOXX Limited, a subsidiary of Deutsche Börse AG. Publication of the SX5E in February 1998, based on an initial index level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the securities offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the securities. STOXX does not:
●	sponsor, endorse, sell, or promote the securities;
●	recommend that any person invest in the securities offered hereby or any other securities;
●	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the securities;
●	have any responsibility or liability for the administration, management, or marketing of the securities; or
●	consider the needs of the securities or the holders of the securities in determining, composing, or calculating the SX5E, or have any obligation to do so.

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STOXX will not have any liability in connection with the securities. Specifically:
●	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
●	the results to be obtained by the securities, the holders of the securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
●	the accuracy or completeness of the SX5E and its data;
●	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
●	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
●	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the securities or any other third parties.

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FTSE® 100 Index ("UKX")
The FTSE® 100 Index (Bloomberg ticker “UKX Index”) is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Plc (the “Exchange”). Additional information on the UKX is available from the following website: ftserussell.com. Information on that website is not included or incorporated by reference in this document. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. FTSE divides the 100 companies included in the UKX into 20 sectors: Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Consumer Products & Services, Energy, Financial Services, Food, Beverages & Tobacco, Health Care, Industrial Goods & Services, Insurance, Media, Personal Care, Drug & Grocery Stores, Real Estate, Retailers, Technology, Telecommunications, Travel & Leisure and Utilities.

Index Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the index. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the ICE Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass price and liquidity screens before being included in the index. Additionally, a stock generally must have a minimum free float (as described below) of 25% if the issuing company is U.K. incorporated and greater than 50% if it is non-U.K. incorporated.

Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for U.K. blue chip securities).

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April in the current year. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.

In addition, in order to be included in the UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of this index that who do not meet this requirement will have until the September 2022 review to meet the requirement; otherwise they will be removed from the UKX.

Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only listed equity shares of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of listed equity, secondary lines will be included in the calculation of the market capitalization of the company based on the market price of that secondary line. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at

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100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies of the FTSE All-Share Index that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Index Calculation
The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the index) will have a greater effect on the level of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization is full market capitalization adjust for free float restrictions and foreign ownership limits. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the lock-in expiry date occurring on or prior to the share and free float change information cut-off date, which is typically the Friday five weeks prior to effective date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

Index Maintenance
The UKX is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company, with provision of appropriate notice. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of 15% or below will not be subject to the three percentage points threshold and will be updated if the change is greater than one percentage point.

Where a UKX company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the UKX) is selected as the replacement company. However, if that replacement company is already scheduled to be added as part of the index review then the next highest-ranking company is selected as the replacement. (The FTSE All-Share Index is designed represent 98% of the full market capitalisation of all companies which qualify as eligible for inclusion in the FTSE UK Index Series.)
Where a company being deleted is already due to be replaced in the UKX as part of the periodic review, it will be replaced by the largest company previously announced as a review addition to the index. In other words, the review addition will be brought forward and implemented concurrent with the intra-quarter deletion.

If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as UKX constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company as at the close of the index calculation two days prior to the deletion.

Capitalization Adjustments

A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX.

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Warrants to purchase ordinary shares and convertible securities are not included in the UKX until the quarterly review after they have been exercised or converted.

Share Weighting Changes — For the purposes of computing the UKX, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for free float and share changes prior to the quarterly free-float and share changes cut-off date will be taken.
If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Share and free float changes will be implemented outside of the quarterly update cycle if primary offerings of new shares or secondary offerings of existing shares results in (i) a $1 billion investable market capitalization change, or (ii) a 5% change in index shares and a $250 million investable market capitalization change. Typically, changes will be implemented after the close on the day that the subscription periods close. If discovery of the event occurs more than two days after the close of the subscription period, the changes will be deferred until the next quarterly review.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Share repurchase	Share weighting decreased	Yes
Bonus issued or stock split	Share weighting and share price adjusted according to the terms of the split	No

Rights Issues — A rights issue is where a company raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date—the ex-date. On this date, the price of the company’s underlying shares will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The share weighting of the company and index divisor are also adjusted to prevent the index falling in line with the reduction in the share price on the ex-date.

In the event that the market price is equal to or below the rights offer price at the close of business immediately before trading ex-dividend, no adjustments will be made. In this circumstance, any resulting new shares will only be added to the index weighting once the take-up proportion is known and together with any associated change to the company’s free float. If the rights issue is highly dilutive and the ratio is greater than ten to one, FTSE will include the new shares on a separate temporary line to reflect the market value of the right (together with a temporary line fixed at the value of the outstanding rights subscription price) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be merged into the existing share line. In the event the rights issue involves non-equity and the value of the right cannot be determined, there will be no adjustment to the parent stock on the ex-date. The rights line will be included in the index at a value of zero on the ex-date (with no inclusion of the cash call value). If the rights line trades, it will be deleted at the market price after two days. If it does not trade, it will be deleted at a value of zero.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when the index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the UKX should it consider that an “accurate and reliable” price is not available.

FTSE will follow the steps set out in the FTSE Russell Index Recalculation Guidelines when determining whether an index or an index series should be recalculated and/or associated data products reissued as a result of an inaccuracy.
 License Agreement
The securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited ("FT") and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the said FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE® 100 Index and neither FTSE or

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the Exchange or FT shall be under any obligation to advise any person of any error therein. “FTSE100" is a trademark of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license. "All-World" is a trademark of FTSE.
Nikkei 225 Index ("NKY")
The Nikkei 225 Index (the "NKY") is calculated, maintained and published by Nikkei Inc. The index is reported by Bloomberg L.P. under the symbol “NKY.”
The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The formal name of the NKY is the Nikkei Stock Average. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the Prime Market of the TSE. Stocks listed in the Prime Market of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei Inc. was first calculated and published by the NKY beginning in 1970; prior to 1970, the TSE calculated the NKY.
The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:
●	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, and Auto Parts, Precision Instruments, Telecommunications;
●	Financials — Banks, Other Financial Services, Securities, Insurance;
●	Consumer Goods — Fishery, Food, Retail, Services;
●	Materials — Mining, Textiles & Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals, Trading Companies;
●	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and
●	Transportation and Utilities — Railroads and Buses, Land Transport, Marine Transport, Air Transport, Electric Power, Gas.
Constituents are deleted and added to the index to balance the number of constituents among these sectors.
Calculation of the NKY
The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding price adjustment factor for such Nikkei Underlying Stock, (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below.
The price adjustment factor of a stock to be added to the index is 1.  However, a value other than 1 may be assigned under some circumstances. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is currently calculated once every 5 seconds during TSE trading hours.
In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to maintain the continuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.
Standards for Listing and Maintenance
The membership of the index is reviewed once per year, with a base date at the end of July, and the result becomes effective in the beginning of October. A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the Prime Market of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks, including the merger of the issuer with, or acquisition of the issuer by, another company, the delisting of the stock, or the transfer of such stock to a market other than the Prime Market. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. Replacements are generally chosen by the liquidity of companies in the same sector as the deleted company.
Property Rights and Disclaimers
The Nikkei Stock Average is the intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor.”
The securities are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the securities, of any error therein.

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In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

License Agreement
Royal Bank has entered into a non-exclusive license agreement with Nikkei, which will allow us and our affiliates, in exchange for a fee, to use the NKY in connection with this offering. We are not affiliated with Nikkei; the only relationship between Nikkei and us will be the licensing of the use of the NKY and trademarks relating to the NKY.
Nikkei is under no obligation to continue the calculation and dissemination of the NKY. The securities are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this document that Nikkei makes any representation or warranty, implied or express, to us, any holder of the securities or any member of the public regarding the advisability of investing in securities generally, or in the securities in particular, or the ability of the NKY to track general stock market performance.
Nikkei determines, composes and calculates the NKY without regard to the securities. Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the NKY. Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the securities payable at maturity. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the securities.
Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the NKY or the manner in which the NKY is applied in determining any level of the NKY or any amount payable on the securities.
NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NKY OR ANY DATA INCLUDED IN THE NKY.  NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.
“Nikkei®” is a trademark of Nikkei. The securities are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the securities.

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MSCI Emerging Markets Index ("MXEF")
The MSCI Emerging Markets Index (the "MXEF") is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MXEF is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index. In February 2019, MSCI announced a three-step process between May 2019 and November 2019 that would increase the number of Chinese A Shares in the Index. In January 2021, in response to an executive order from the U.S. government which prohibited investments in certain Chinese securities, MSCI removed 10 Chinese securities from the MSCI Emerging markets Index, which accounted for less than 1% of the index weight. As of April 29, 2022, Chinese securities represented 30.57% of the MSCI Emerging Markets Index.
The MXEF is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
■	defining the equity universe;
■	determining the market investable equity universe for each market;
■	determining market capitalization size segments for each market;
■	applying index continuity rules for the MSCI Standard Index;
■	creating style segments within each size segment within each market; and
■	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
■
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not.

■	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
●
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement.  To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe, and by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
●	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
●
The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. Securities in that country may not be represented by a foreign listing in the global investable equity universe if a country does not meet the requirement.

The investability screens used to determine the investable equity universe in each market are as follows:
●
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The size requirement also applies to companies in all developed and emerging markets.

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●
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

●
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

●
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

●
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

●
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:
●	Investable Market Index (Large + Mid + Small);
●	Standard Index (Large + Mid);
●	Large Cap Index;
●	Mid Cap Index; or
●	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
●	defining the market coverage target range for each size segment;
●	determining the global minimum size range for each size segment;
●	determining the market size-segment cutoffs and associated segment number of companies;
●	assigning companies to the size segments; and
●	applying final size-segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Calculation Methodology for the Index
The performance of the MXEF is a free float weighted average of the U.S. dollar values of its component securities.Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

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Index Maintenance
The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:
(i)  Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
■	updating the indices on the basis of a fully refreshed equity universe;
■	taking buffer rules into consideration for migration of securities across size and style segments; and
■	updating FIFs and Number of Shares (“NOS”).
(ii)  Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
■	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the Index;
■	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
■	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)  Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, RBCCM or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MXEF or any successor to the MXEF.
License Agreement
We have entered into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by MSCI (including the Reference Asset) in connection with certain securities, including the securities offered hereby.
The license agreement between us and MSCI requires that the following language be stated in this document:
THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ROYAL BANK OF CANADA AND ITS AFFILIATES.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER OR OWNER OF THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE SECURITIES ARE REDEEMABLE FOR CASH.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE SECURITIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY

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DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller or holder of the securities, or any other person or entity, should use or refer to any MSCI trade name, trade mark or service mark rights to sponsor, endorse, market or promote the securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

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Historical Information
While actual historical information on the basket did not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from January 1, 2017 through May 16, 2022. The graph is based upon actual daily official closing levels of the basket components, hypothetical component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of January 1, 2017.
The other graphs below set forth the daily official closing levels of the basket components for the period from January 1, 2017 through May 16, 2022. The tables above each graph set forth the published high and low official closing levels, as well as the end-of-quarter official closing levels, of the basket components for each quarter in the same period.
We obtained the information below from Bloomberg LP, without independent verification.
You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on the valuation date.
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EURO STOXX 50® Index
Information as of market close on May 16, 2022:
Bloomberg Ticker Symbol:	SX5E	52 Weeks Ago:	4,006.84
Current Index Level:	3,685.34	52 Week High (on 11/16/2021):	4,401.49
		52 Week Low (on 3/8/2022):	3,505.29
The table below sets forth the published high and low closing levels of the SX5E for each quarter in the period from January 1, 2017 through May 16, 2022. The graph below sets forth the daily closing levels of the SX5E for that period. We obtained the information in the table and graph below from Bloomberg LP, without independent verification. You should not take the historical performance of the SX5E as an indication of its future performance, and no assurance can be given as to the level of the SX5E on the valuation date.
The EURO STOXX 50® Index	High	Low
2017
First Quarter	3,500.93	3,230.68
Second Quarter	3,658.79	3,409.78
Third Quarter	3,594.85	3,388.22
Fourth Quarter	3,697.40	3,503.96
2018
First Quarter	3,672.29	3,278.72
Second Quarter	3,592.18	3,340.35
Third Quarter	3,527.18	3,293.36
Fourth Quarter	3,414.16	2,937.36
2019
First Quarter	3,409.00	2,954.66
Second Quarter	3,514.62	3,280.43
Third Quarter	3,571.39	3,282.78
Fourth Quarter	3,782.27	3,413.31
2020
First Quarter	3,865.18	2,385.82
Second Quarter	3,384.29	2,662.99
Third Quarter	3,405.35	3,137.06
Fourth Quarter	3,581.37	2,958.21
2021
First Quarter	3,926.20	3,481.44
Second Quarter	4,158.14	3,924.80
Third Quarter	4,246.13	3,928.53
Fourth Quarter	4,401.49	3,996.41
2022
First Quarter	4,392.15	3,505.29
Second Quarter (through May 16, 2022)	3,951.12	3,526.86

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The EURO STOXX 50® Index – Historical Closing Levels January 1, 2017 to May 16, 2022

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FTSE® 100 Index
Information as of market close on May 16, 2022:
Bloomberg Ticker Symbol:	UKX	52 Weeks Ago:	7,032.85
Current Index Level:	7,464.80	52 Week High (on 2/10/2022):	7,672.40
		52 Week Low (on 7/19/2021):	6,844.39
The table below sets forth the published high and low closing levels of the UKX for each quarter in the period from January 1, 2017 through May 16, 2022. The graph below sets forth the daily closing levels of the UKX for that period. We obtained the information in the table and graph below from Bloomberg LP, without independent verification. You should not take the historical performance of the UKX as an indication of its future performance, and no assurance can be given as to the level of the UKX on the valuation date.
The FTSE® 100 Index	High	Low
2017
First Quarter	7,429.81	7,099.15
Second Quarter	7,547.63	7,114.36
Third Quarter	7,542.73	7,215.47
Fourth Quarter	7,687.77	7,300.49
2018
First Quarter	7,778.64	6,888.69
Second Quarter	7,877.45	7,030.46
Third Quarter	7,776.65	7,273.54
Fourth Quarter	7,510.28	6,584.68
2019
First Quarter	7,355.31	6,692.66
Second Quarter	7,523.07	7,161.71
Third Quarter	7,686.61	7,067.01
Fourth Quarter	7,644.90	7,077.64
2020
First Quarter	7,674.56	4,993.89
Second Quarter	6,484.30	5,415.50
Third Quarter	6,292.65	5,799.08
Fourth Quarter	6,602.65	5,577.27
2021
First Quarter	6,873.26	6,407.46
Second Quarter	7,184.95	6,737.30
Third Quarter	7,220.14	6,844.39
Fourth Quarter	7,420.69	6,995.87
2022
First Quarter	7,672.40	6,959.48
Second Quarter (through May 16, 2022)	7,669.56	7,216.58

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The FTSE® 100 Index – Historical Closing Levels January 1, 2017 to May 16, 2022

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Nikkei 225 Index
Information as of market close on May 16, 2022:
Bloomberg Ticker Symbol:	NKY	52 Weeks Ago:	27,824.83
Current Index Level:	26,547.05	52 Week High (on 9/14/2021):	30,670.10
		52 Week Low (on 3/9/2022):	24,717.53
The table below sets forth the published high and low closing levels of the NKY for each quarter in the period from January 1, 2017 through May 16, 2022. The graph below sets forth the daily closing levels of the NKY for that period. We obtained the information in the table and graph below from Bloomberg LP, without independent verification. You should not take the historical performance of the NKY as an indication of its future performance, and no assurance can be given as to the level of the NKY on the valuation date.
The Nikkei 225 Index	High	Low
2017
First Quarter	19,633.75	18,787.99
Second Quarter	20,230.41	18,335.63
Third Quarter	20,397.58	19,274.82
Fourth Quarter	22,939.18	20,400.78
2018
First Quarter	24,124.15	20,617.86
Second Quarter	23,002.37	21,292.29
Third Quarter	24,120.04	21,546.99
Fourth Quarter	24,270.62	19,155.74
2019
First Quarter	21,822.04	19,561.96
Second Quarter	22,307.58	20,408.54
Third Quarter	22,098.84	20,261.04
Fourth Quarter	24,066.12	21,341.74
2020
First Quarter	24,083.51	16,552.83
Second Quarter	23,178.10	17,818.72
Third Quarter	23,559.30	21,710.00
Fourth Quarter	27,568.15	22,977.13
2021
First Quarter	30,467.75	27,055.94
Second Quarter	30,089.25	27,448.01
Third Quarter	30,670.10	27,013.25
Fourth Quarter	29,808.12	27,528.87
2022
First Quarter	29,332.16	24,717.53
Second Quarter (through May 16, 2022)	27,787.98	25,748.72

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The Nikkei 225 Index – Historical Closing Levels January 1, 2017 to May 16, 2022

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MSCI Emerging Markets Index
Information as of market close on May 16, 2022:
Bloomberg Ticker Symbol:	MXEF	52 Weeks Ago:	1,311.45
Current Index Level:	1,007.50	52 Week High (on 6/1/2021):	1,390.85
		52 Week Low (on 5/12/2022):	987.82
The table below sets forth the published high and low closing levels of the MXEF for each quarter in the period from January 1, 2017 through May 16, 2022. The graph below sets forth the daily closing levels of the MXEF for that period. We obtained the information in the table and graph below from Bloomberg LP, without independent verification. You should not take the historical performance of the MXEF as an indication of its future performance, and no assurance can be given as to the level of the MXEF on the valuation date.
The MSCI Emerging Markets Index	High	Low
2017
First Quarter	973.08	861.88
Second Quarter	1,019.11	952.92
Third Quarter	1,112.92	1,002.48
Fourth Quarter	1,158.45	1,082.97
2018
First Quarter	1,273.07	1,142.85
Second Quarter	1,184.13	1,046.71
Third Quarter	1,092.36	1,003.33
Fourth Quarter	1,046.40	934.80
2019
First Quarter	1,070.95	949.57
Second Quarter	1,096.39	984.81
Third Quarter	1,064.63	960.81
Fourth Quarter	1,118.61	989.20
2020
First Quarter	1,146.83	758.20
Second Quarter	1,014.62	827.26
Third Quarter	1,121.60	1,001.08
Fourth Quarter	1,291.26	1,081.71
2021
First Quarter	1,444.93	1,288.42
Second Quarter	1,390.85	1,292.78
Third Quarter	1,368.22	1,220.78
Fourth Quarter	1,301.13	1,190.08
2022
First Quarter	1,267.34	1,026.77
Second Quarter (through May 16, 2022)	1,161.65	987.82

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The MSCI Emerging Markets Index – Historical Closing Levels January 1, 2017 to May 16, 2022

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Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Internal Revenue Code of 1986, as amended (the "Code").
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the securities are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the securities, and the IRS might assert that a security should be treated, as a single debt instrument. Pursuant to such characterization, since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with terms and conditions similar to the securities. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however,

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that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the securities, including the timing and character of income and gain on the securities. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale or exchange of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the securities (for example, upon an index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the basket components or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the securities may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the

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withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.
Use of Proceeds and Hedging
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the securities and will receive a fee of $0.35 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.30 for each of the securities they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security. The costs included in the original issue price of the securities will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.
Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.
We expect that delivery of the securities will be made against payment for the securities on or about May 25, 2022, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 24 months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time. This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (No 2017/1129) (the “Prospectus

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Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of MSWM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Structuring the Securities
The securities are our debt securities, the return on which is linked to the performance of the basket components. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the securities at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the basket components, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the securities will be less than the price to the public” above.

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